Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-4
(Form Type)

Holdco Nuvo Group D.G. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate(5)	Amount of Registration Fee
Fees to Be Paid	Equity	Holdco Ordinary Shares	457(f)(1)	40,346,948(3)	10.76(4)	434,133,160.48	$110.20 per $1,000,000.00	$47,841.48
Fees Previously Paid	Other	Warrants to purchase Ordinary Shares	457(g)	12,650,000(6)	-(7)	-(7)	-	-(7)
Fees to Be Paid	Equity	Holdco Ordinary Shares Underlying Warrants	457(f)(1)	12,650,000(8)	11.591(9)	146,626,150(9)	$110.20 per $1,000,000.00	$16,158.20
Fees to Be Paid	Equity	Holdco Ordinary Shares	457(f)(1)	889,664(10)	10.75(11)	9,563,888.00(11)	$147.60 per $1,000,000.00	$1,411.63

	Total Offering Amounts				-	-	-	$65,411.31
	Total Fees Previously Paid				-	-	-	$66,172.42
	Total Fee Offsets				-	-	-	-
	Net Fee Due				-	-	-	$0

(1)	All securities being registered will be issued by Holdco Nuvo Group D.G. Ltd., a limited liability company incorporated with limited liability under the laws of the State of Israel (“Holdco”). In connection with the business combination (the “Business Combination”) described in this Registration Statement on Form F-4 (the “Registration Statement”) and the proxy statement/prospectus included herein, (a) LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“LAMF”), will be merged (the “SPAC Merger”) with and into Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), with Assetco continuing as the surviving corporation, and each outstanding LAMF Class A ordinary share, par value US$0.0001 per share (“LAMF Class A Ordinary Shares”), will be converted into the right to receive one ordinary share, no par value, of Holdco (“Holdco Ordinary Shares”), and each outstanding warrant of LAMF, each entitling the holder thereof to purchase one LAMF Class A Ordinary Share at an exercise price of $11.50 per share (each, a “LAMF Warrant”), will be converted into the right to receive a warrant to purchase one Holdco Ordinary Share at an exercise price of $11.50 per share (each, a “Holdco Warrant”) and (b) H.F.N. Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of LAMF, will merge (the “Acquisition Merger”) with and into Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), with Nuvo surviving the merger, and the holders of ordinary shares, par value NIS 0.01 per share (“Nuvo Shares”), will exchange their Nuvo Shares for Holdco Ordinary Shares, and Nuvo will become a wholly owned subsidiary of Holdco. Upon the closing of the Business Combination, the name of the Holdco is expected to change to Nuvo Group Ltd.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(3)	The number of Holdco Ordinary Shares to be issued in respect of (i) 12,491,949 LAMF Class A Ordinary Shares, underlying the units issued by LAMF in its initial public offering (the “IPO”), issued and outstanding immediately prior to the SPAC Merger, which shall convert into an equal number of Holdco Ordinary Shares in connection with the Business Combination, and (ii) 27,854,999 Holdco Ordinary Shares to be issued to the holders of Nuvo Shares, which Holdco estimates is the maximum number of Holdco Ordinary Shares to be issued to the holders of Nuvo Shares in the Acquisition Merger in accordance with the exchange ratio as set forth in the Business Combination Agreement (as defined in the accompanying proxy statement/prospectus), including Nuvo Shares issued upon conversion of the Nuvo SAFEs or Nuvo Convertible Loans, which shall occur immediately prior to the Acquisition Merger pursuant to the terms of such instruments and the exercise of Nuvo Warrants (each as defined in the accompanying proxy statement/prospectus), which Holdco expects to occur immediately prior to the Acquisition Merger in each case to the extent issued and outstanding at the time of the Acquisition Merger’s effectiveness.
(4)	Pursuant to Rules 457(c) and 457(f) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.76 (the average of the high ($10.84) and low ($10.68) prices of the shares of LAMF Class A Ordinary Shares on the Nasdaq Capital Market on September 25, 2023, a date within five business days prior to the initial filing of this Registration Statement) multiplied by (ii) 40,346,948 Holdco Ordinary Shares issuable in connection with the Business Combination.
(5)	Pursuant to Section 6(b) of the Securities Act, a rate equal to US$110.20 per US$1,000,000 of the proposed maximum aggregate offering price.
(6)	Represents the number of Holdco Warrants issuable in exchange for 12,650,000 outstanding warrants to purchase one LAMF Class A Ordinary Shares underlying the units issued in the IPO, including warrants included in outstanding units.
(7)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(8)	Represents 12,650,000 Holdco Ordinary Shares issuable upon exercise of Holdco Warrants. Each Holdco Warrant will entitle the warrant holder to purchase one Holdco Ordinary Share at a price of $11.50 per share (subject to adjustment).
(9)

Pursuant to Rules 457(c) and 457(f) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product of (i) the sum of (a) $0.0912 (the average of the high ($0.0966) and low ($0.0858) prices for the LAMF public warrants on the Nasdaq Capital Market on September 25, 2023, a date within five business days prior to the initial filing of this Registration Statement) and (b) $11.50, the exercise price of the LAMF public warrants, resulting in a combined maximum offering price per warrant of $11.591, multiplied by (ii) 12,650,000 shares underlying Holdco Warrants to be issued to LAMF public warrant holders in connection with the Business Combination.

(10)	As estimated as of the filing of Amendment No. 1 to this Registration Statement, the maximum number of Holdco Ordinary Shares to be issued to the shareholders of Nuvo in connection with the Business Combination, as described in the proxy statement/prospectus forming part of this Registration Statement, has increased by 889,664 Holdco Ordinary Shares as compared to the estimate of such maximum as of the initial filing of this Registration Statement.
(11)	Pursuant to Rules 457(c) and 457(f) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.75 (the average of the high ($10.75) and low ($10.75) prices of the shares of LAMF Class A Ordinary Shares on the Nasdaq Capital Market on December 6, 2023, a date within five business days prior to Amendment No. 1 to this Registration Statement) multiplied by (ii) 889,664 Holdco Ordinary Shares issuable in connection with the Business Combination